PARTICIPATING	TRADE	PRICE	SHARES/PAR
PURCHASED AMOUNT OF UNDERWRITING Portfolio's) DATE
PER SHARE (2)	 AMOUNT  FROM	 OFFER

California, Ser 2004-5 RANs	MSILF Tax Exempt Portfolio
 10/1/04 100.91 1,000,000 Bank of America 6,000,000,000
 1,000,000

Underwriters:
AG Edwards and Sons
Banc of America Securities LLC
Bear, Stearns & Co., Inc.
CIBC World Markets
Citigroup
City National Securities
EI De la Rosa & Co.
Fidelity Capital Markets
First Albany Capital
Goldman and Sachs
Henderson Capital Partners
Jackson Securities
Jp Morgan
Merrill Lynch and Co
MR Beal & Co
Piper Jaffrey and Co
Ramirez & Co
RBC Dain Rausscher
Redwood Securities Group
Roberts & Ryan Investments
Siebert Branford Shank & Co
Southwest Securities
Stone & Youngberg LLC
UBS Financial Services
Wells Fargo Institutional Securities
Zions Bank


(1) All transactions were completed in accordance with Rule 10f-3 and Board approved Rule 10f-3 procedures
(2) All prices in US Dollar unless otherwise noted